Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Superconductor Corporation and its subsidiaries (the “Company”) of our report dated June 5, 2014, relating to our audit of the consolidated financial statements and the financial statement schedule as of and for the year ended March 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2014, which appears in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

September 19, 2014